Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco
Senior Managing Director
Investor Relations & Corporate Communications
212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL

RESULTS FOR THE SECOND QUARTER OF 2015

Fee Revenue up 12% (19% in local currency)

Normalized EBITDA up 16% (22% in local currency)

Adjusted Earnings Per Share up 17% (31% without currency effects)

Los Angeles, CA – July 29, 2015 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings growth for the second quarter ended June 30, 2015.

Second-Quarter 2015 Results*

•                 Revenue for the quarter totaled $2.4 billion, an increase of 12% (19% in local currency1).  Fee revenue2 also increased 12% (19% in local currency) to $1.8 billion.

•                 On a U.S. GAAP basis, net income rose 19% to $125.0 million.  GAAP earnings per diluted share rose 16% to $0.37.

•                 Adjusted net income3 rose 18% to $140.0 million, while adjusted earnings per share3 improved 17% to $0.42.  For the second quarter of 2015, selected charges (net of income taxes) totaled $15.0 million.

•                 Normalized EBITDA4 increased 16% to $303.8 million and EBITDA4 rose 14% to $296.9 million. Normalized EBITDA margin on fee revenue was 17.1%, a 60 basis point increase from the prior year second quarter.

•                 These strong results were achieved despite negative foreign currency effects in the quarter. Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $27.3 million (or $0.05 per share, net of tax) as compared to the prior-year second quarter.

*All percentage changes versus prior-year periods are in U.S. dollars except where noted.

CBRE Press Release

July 29, 2015

Management Commentary

“We exhibited broad strength in our business during the second quarter, as our talented people, coupled with our high quality, integrated service offering, produced excellent outcomes for our clients and our shareholders,” said Bob Sulentic, CBRE’s president and chief executive officer. “We were especially pleased to achieve outstanding top-line growth, operating leverage and margin expansion in all three regions.”

In EMEA (Europe, the Middle East & Africa), revenue rose 15% (32% in local currency). Growth was vigorous in most EMEA countries and across all business lines.  Revenue continued to increase strongly in the Americas, rising 16% (18% in local currency).  All Americas business lines posted double-digit revenue growth for the fourth consecutive quarter. In Asia Pacific, revenue improved 9% (21% in local currency). In local currency, Australia and India were strong contributors to the region’s revenue growth.

CBRE continued to capitalize on strong capital flows into commercial real estate. Global property sales revenue surged 23% (32% in local currency) with growth in the vast majority of countries worldwide. Commercial mortgage services revenue growth exceeded 40% for the second consecutive quarter.  Loan activity with the U.S. Government-Sponsored Enterprises continued to grow rapidly.

Global leasing revenue rose 9% (15% in local currency). The Americas recorded its eighth consecutive quarter of double-digit leasing revenue growth, led by Brazil, Mexico and the U.S. Australia, Germany, and the United Kingdom, among others, also generated significantly higher leasing revenue.

Global Corporate Services, CBRE’s occupier outsourcing business line, continued its long-term secular growth, despite negative foreign currency trends. Global Corporate Services revenue (excluding related transaction revenue, which is accounted for in sales and leasing revenue), improved 9% (17% in local currency). Fee revenue (excluding related transaction revenue) from this business line increased 6% (15% in local currency). CBRE had one of its best quarters for total outsourcing contracts – including 32 expansions of existing client relationships, a new high for the company.

The ongoing growth of Global Corporate Services is being fueled by large space occupiers’ increasing preference for purchasing integrated real estate and facilities services on an account basis. CBRE is extremely well positioned to benefit from this trend. Its service offering for occupiers will be further enhanced with the planned acquisition of the Global Workplace Solutions business of Johnson Controls, Inc., announced on March 31, 2015. The acquisition of Global Workplace Solutions, a leading provider of integrated facilities management services on a global basis, remains on course to be completed later in the third quarter or early in the fourth quarter of 2015, subject to, among other things, receipt of customary regulatory approvals.

The company’s Valuation and Asset Services business lines both achieved strong growth during the second quarter.  Valuation revenue rose 23% (35% in local currency) with notable growth in the Americas and EMEA.  Asset Services revenue jumped 21% (28% in local currency) while fee revenue from this business line increased 17% (24% in local currency).

Reflecting the company’s strong financial position, Standard & Poor’s raised CBRE’s investment grade credit rating to BBB from BBB- on July 28, 2015.

CBRE Press Release

July 29, 2015

Second-Quarter 2015 Segment Results

Americas Region (U.S., Canada and Latin America)

•                 Revenue rose 16% (18% in local currency) to $1.4 billion. Fee revenue rose 18% (19% in local currency) to $1.06 billion.

•                 Normalized EBITDA increased 23% to $207.6 million and EBITDA increased 20% to $203.4 million.

•                 Operating income rose 20% to $152.9 million.

EMEA Region (primarily Europe)

•                 Revenue improved 15% (32% in local currency) to $585.7 million. Fee revenue rose 14% (33% in local currency) to $409.1 million. Revenue growth was broad-based across the region, led by Germany, Spain and the United Kingdom. Performance in these countries was strong even after the negative effects of currency movement.

•                 EBITDA and Normalized EBITDA both totaled $47.8 million, an increase of 75%.

•                 Operating income totaled $32.5 million, an increase of 173%.

Asia Pacific Region (Asia, Australia and New Zealand)

•                 Revenue increased 9% (21% in local currency) to $261.8 million. Fee revenue rose 3% (17% in local currency) to $200.1 million. Performance improved in several countries, particularly Australia and India.

•                 Normalized EBITDA increased 21% to $28.7 million and EBITDA increased 19% to $28.2 million.

•                 Operating income totaled $24.3 million, an increase of 19%.

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

•                 Revenue totaled $94.1 million, a decrease of 26% (18% in local currency).

•                 Normalized EBITDA decreased to $18.4 million and EBITDA decreased to $16.3 million.

•                 Operating income decreased to $12.7 million.

•                 The decline in revenue and earnings was driven by minimal incentive fees and carried interest achieved in this year’s second quarter, the performance of the Real Estate Investment Trust market in second-quarter 2015 compared with second-quarter 2014, as well as negative foreign currency movement.

•                 Assets Under Management (AUM) totaled $88.4 billion. Compared with the second quarter of 2014, AUM was up $2.1 billion in local currency, but down when converted into U.S. dollars.

Development Services (real estate development and investment activities primarily in the U.S.)

•                 Revenue increased to $14.4 million.

•                 EBITDA decreased to $1.2 million.

•                 Operating income improved to $6.3 million.

•                 Development projects in process totaled $6.0 billion, up $500 million over the first quarter of 2015. The pipeline inventory totaled $3.7 billion, up $100 million over the first quarter of 2015.

CBRE Press Release

July 29, 2015

Six-Month Results

•                 Revenue for the six months ended June 30, 2015 totaled $4.4 billion, an increase of 11% (18% in local currency).  Fee revenue increased 11% (17% in local currency) to $3.2 billion.

•                 On a U.S. GAAP basis, net income rose 26% to $218.0 million. GAAP earnings per diluted share rose 25% to $0.65.

•                 Adjusted net income rose 22% to $246.0 million, while adjusted earnings per share improved 22% to $0.73.  For the six months ended June 30, 2015 selected charges (net of income taxes) totaled $28.0 million.

•                 Normalized EBITDA increased 19% to $550.5 million and EBITDA rose 19% to $543.1 million.

•                 Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $14.3 million (or $0.03 per share, net of tax) as compared to the prior-year six month period.

Business Outlook

“At the mid-point of 2015, CBRE is on course for another year of very strong financial performance,” Mr. Sulentic said. “Our business has positive underlying momentum and we are seeing great benefit from the steps we have taken to enhance our service delivery for clients and fortify our market position.”

CBRE believes its full-year 2015 performance is likely to be toward the upper end of its guidance range of $1.90 to $1.95 for adjusted earnings per share.

Conference Call Details

The Company’s second-quarter earnings conference call will be held today (Wednesday, July 29, 2015) at 8:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on July 29, 2015, and ending at midnight Eastern Time on August 5, 2015.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13612139.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue).  The Company has more than 52,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 370 offices (excluding affiliates) worldwide.  CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  Please visit our website at www.cbre.com.

CBRE Press Release

July 29, 2015

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations (including the expected closing date of the Global Workplace Solutions acquisition), financial performance (including adjusted earnings per share expectations) and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;  client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; foreign currency fluctuations; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of our pending Global Workplace Solutions (“GWS”) acquisition as well as of other companies we may acquire (including our ability to close the GWS acquisition and the timing of that closing), and our ability to achieve expected cost synergies relating to those acquisitions; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends ; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage and our ability to perform under our credit facilities, indentures and other debt instruments, including additional debt that we may incur in connection with the acquisition of the GWS business; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our ability to compete globally, or in specific geographic markets or business segments that are material to us; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; our ability to maintain our effective tax rate at or below current levels; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC). Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

CBRE Press Release

July 29, 2015

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “Normalized EBITDA,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP for those periods.

1 Local currency percentage change is calculated by comparing current period results at prior period exchange rates versus prior period results.

2 Fee revenue excludes both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3 Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of selected charges from U.S. GAAP net income and U.S. GAAP earnings per diluted share.  Selected charges during the periods presented included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions and certain carried-interest incentive compensation expense.

4 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization.  Amounts shown for Normalized EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions and certain carried-interest incentive compensation expense.

CBRE Press Release

July 29, 2015

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$2,390,506	$2,126,806	$4,443,009	$3,987,648

Costs and expenses:
Cost of services	1,487,974	1,314,473	2,778,751	2,475,933
Operating, administrative and other	610,158	566,202	1,141,933	1,094,597
Depreciation and amortization	70,605	63,295	140,451	128,498
Total costs and expenses	2,168,737	1,943,970	4,061,135	3,699,028

Gain on disposition of real estate	6,986	23,170	6,986	29,867

Operating income	228,755	206,006	388,860	318,487

Equity income from unconsolidated subsidiaries	6,693	9,264	22,144	24,264
Other (loss) income	(1,069)	6,364	18	11,165
Interest income	1,402	1,146	3,699	2,723
Interest expense	26,154	28,470	52,368	56,485
Write-off of financing costs	–	–	2,685	–
Income before provision for income taxes	209,627	194,310	359,668	300,154
Provision for income taxes	76,474	64,111	133,377	102,013
Net income	133,153	130,199	226,291	198,141
Less: Net income attributable to non-controlling interests	8,124	24,735	8,325	25,014
Net income attributable to CBRE Group, Inc.	$125,029	$105,464	$217,966	$173,127

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.38	$0.32	$0.66	$0.52

Weighted average shares outstanding for basic income per share	331,999,935	330,133,061	331,988,489	330,084,525

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.37	$0.32	$0.65	$0.52

Weighted average shares outstanding for diluted income per share	336,154,524	333,918,620	335,926,626	333,634,342

EBITDA	$296,860	$260,194	$543,148	$457,400

CBRE Press Release

July 29, 2015

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Americas
Revenue	$1,434,489	$1,235,720	$2,662,105	$2,257,401
Costs and expenses:
Cost of services	924,509	802,311	1,711,626	1,462,581
Operating, administrative and other	312,471	270,477	570,633	511,144
Depreciation and amortization	44,591	35,187	87,541	69,345
Operating income	$152,918	$127,745	$292,305	$214,331

EBITDA	$203,411	$169,404	$390,732	$295,166

EMEA
Revenue	$585,714	$510,987	$1,079,738	$1,029,666
Costs and expenses:
Cost of services	400,947	360,190	763,450	731,737
Operating, administrative and other	137,628	123,571	262,523	248,104
Depreciation and amortization	14,607	15,319	29,399	32,782
Operating income	$32,532	$11,907	$24,366	$17,043

EBITDA	$47,810	$27,369	$55,388	$50,734

Asia Pacific
Revenue	$261,828	$241,214	$470,194	$436,857
Costs and expenses:
Cost of services	162,518	151,972	303,675	281,615
Operating, administrative and other	71,190	65,487	127,849	123,236
Depreciation and amortization	3,783	3,371	7,629	6,439
Operating income	$24,337	$20,384	$31,041	$25,567

EBITDA	$28,154	$23,765	$38,704	$32,006

Global Investment Management
Revenue	$94,053	$126,314	$204,277	$238,777
Costs and expenses:
Operating, administrative and other	74,334	93,960	148,252	178,958
Depreciation and amortization	7,061	8,452	14,672	17,818
Gain on disposition of real estate	–	23,028	–	23,028
Operating income	$12,658	$46,930	$41,353	$65,029

EBITDA	$16,304	$38,129	$51,184	$66,392

Development Services
Revenue	$14,422	$12,571	$26,695	$24,947
Costs and expenses:
Operating, administrative and other	14,535	12,707	32,676	33,155
Depreciation and amortization	563	966	1,210	2,114
Gain on disposition of real estate	6,986	142	6,986	6,839
Operating income (loss)	$6,310	$(960)	$(205)	$(3,483)

EBITDA	$1,181	$1,527	$7,140	$13,102

CBRE Press Release

July 29, 2015

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iii)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(iv)	EBITDA and EBITDA, as adjusted (the latter of which we also refer to as “Normalized EBITDA”)

None of these measures is a recognized measurement under U.S. generally accepted accounting principles, or U.S. GAAP, and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The Company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  The Company believes that investors may find this measure useful to analyze the financial performance of our Global Corporate Services (GCS) and Asset Services business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted net income, adjusted EPS, EBITDA and Normalized EBITDA:  The Company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, and—in the case of EBITDA and Normalized EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and Normalized EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and Normalized EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The Company also uses Normalized EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

July 29, 2015

Fee revenue is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Consolidated
Revenue	$2,390,506	$2,126,806	$4,443,009	$3,987,648
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	610,283	535,082	1,207,646	1,067,576
Fee revenue	$1,780,223	$1,591,724	$3,235,363	$2,920,072

Global Corporate Services
Revenue (excluding related transaction revenue)	$745,773	$682,501
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	477,042	428,582
Fee revenue (excluding related transaction revenue)	$268,731	$253,919

Asset Services
Revenue (excluding related transaction revenue)	$254,650	$210,444
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	133,241	106,500
Fee revenue (excluding related transaction revenue)	$121,409	$103,944

Americas
Revenue	$1,434,489	$1,235,720
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	371,976	334,629
Fee revenue	$1,062,513	$901,091

EMEA
Revenue	$585,714	$510,987
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	176,578	153,154
Fee revenue	$409,136	$357,833

Asia Pacific
Revenue	$261,828	$241,214
Less: Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	61,729	47,299
Fee revenue	$200,099	$193,915

CBRE Press Release

July 29, 2015

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and adjusted diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$125,029	$105,464	$217,966	$173,127

Adjustments:
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	10,766	11,681	21,875	25,440
Integration and other costs related to acquisitions, net of tax	2,926	–	4,886	–
Carried interest incentive compensation, net of tax	1,291	1,564	(400)	2,516
Write-off of financing costs, net of tax	–	–	1,638	–

Net income attributable to CBRE Group, Inc., as adjusted	$140,012	$118,709	$245,965	$201,083

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.42	$0.36	$0.73	$0.60

Weighted average shares outstanding for diluted income per share	336,154,524	333,918,620	335,926,626	333,634,342

EBITDA and EBITDA, as adjusted (or Normalized EBITDA) are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$125,029	$105,464	$217,966	$173,127

Add:
Depreciation and amortization	70,605	63,295	140,451	128,498
Interest expense	26,154	28,470	52,368	56,485
Write-off of financing costs	–	–	2,685	–
Provision for income taxes	76,474	64,111	133,377	102,013

Less:
Interest income	1,402	1,146	3,699	2,723

EBITDA	296,860	260,194	543,148	457,400

Adjustments:
Integration and other acquisition related costs	4,805	–	8,018	–
Carried interest incentive compensation to match current period revenue	2,115	2,567	(657)	4,130

EBITDA, as adjusted	$303,780	$262,761	$550,509	$461,530

CBRE Press Release

July 29, 2015

EBITDA and EBITDA, as adjusted (or Normalized EBITDA) for segments are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Americas
Net income attributable to CBRE Group, Inc.	$96,857	$92,304	$192,059	$162,770
Adjustments:
Depreciation and amortization	44,591	35,187	87,541	69,345
Interest expense (income), net	4,247	(226)	7,793	8,960
Write-off of financing costs	–	–	2,685	–
Royalty and management service expense (income)	2,370	(2,843)	2,478	(3,707)
Provision for income taxes	55,346	44,982	98,176	57,798
EBITDA	203,411	169,404	390,732	295,166
Integration and other costs related to acquisitions	4,195	–	7,408	–
EBITDA, as adjusted	$207,606	$169,404	$398,140	$295,166

EMEA
Net income (loss) attributable to CBRE Group, Inc.	$19,929	$(6,967)	$1,443	$(13,957)
Adjustments:
Depreciation and amortization	14,607	15,319	29,399	32,782
Interest expense, net	11,375	17,184	22,822	24,343
Royalty and management service income	(4,975)	(3,070)	(6,192)	(6,955)
Provision for income taxes	6,874	4,903	7,916	14,521
EBITDA	$47,810	$27,369	$55,388	$50,734
Integration and other costs related to acquisitions	30	–	30	–
EBITDA, as adjusted	$47,840	$27,369	$55,418	$50,734

Asia Pacific
Net income attributable to CBRE Group, Inc.	$10,949	$8,246	$13,608	$4,002
Adjustments:
Depreciation and amortization	3,783	3,371	7,629	6,439
Interest expense, net	991	768	1,889	1,103
Royalty and management service expense	1,586	4,623	1,649	8,262
Provision for income taxes	10,845	6,757	13,929	12,200
EBITDA	$28,154	$23,765	$38,704	$32,006
Integration and other costs related to acquisitions	580	–	580	–
EBITDA, as adjusted	$28,734	$23,765	$39,284	$32,006

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(2,688)	$12,234	$8,020	$15,062
Adjustments:
Depreciation and amortization	7,061	8,452	14,672	17,818
Interest expense, net	7,818	8,745	15,502	17,586
Royalty and management service expense	1,019	1,290	2,065	2,400
Provision for income taxes	3,094	7,408	10,925	13,526
EBITDA	16,304	38,129	51,184	66,392
Carried interest incentive compensation	2,115	2,567	(657)	4,130
EBITDA, as adjusted	$18,419	$40,696	$50,527	$70,522

Development Services
Net (loss) income attributable to CBRE Group, Inc.	$(18)	$(353)	$2,836	$5,250
Adjustments:
Depreciation and amortization	563	966	1,210	2,114
Interest expense, net	321	853	663	1,770
Provision for income taxes	315	61	2,431	3,968
EBITDA	$1,181	$1,527	$7,140	$13,102

CBRE Press Release

July 29, 2015

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents[1]	$336,422	$740,884
Restricted cash	66,011	28,090
Receivables, net	1,604,620	1,736,229
Warehouse receivables[2]	750,816	506,294
Property and equipment, net	484,032	497,926
Real estate assets[3]	36,984	45,604
Goodwill and other intangibles, net	3,119,921	3,136,181
Investments in and advances to unconsolidated subsidiaries	222,539	218,280
Other assets, net	838,914	737,617
Total assets	$7,460,259	$7,647,105

Liabilities:
Current liabilities, excluding debt	$1,834,768	$2,303,948
Warehouse lines of credit[2]	743,592	501,185
Revolving credit facility	–	4,840
5.00% senior notes	800,000	800,000
Senior secured term loans	496,875	645,613
5.25% senior notes	426,774	426,813
Other debt	2,296	2,808
Notes payable on real estate[4]	24,819	42,843
Other long-term liabilities	627,607	617,657
Total liabilities	4,956,731	5,345,707

Equity:
CBRE Group, Inc. stockholders’ equity	2,459,592	2,259,830
Non-controlling interests	43,936	41,568
Total equity	2,503,528	2,301,398
Total liabilities and equity	$7,460,259	$7,647,105

[1]	Includes $58.4 million and $58.0 million of cash in consolidated funds and other entities not available for Company use as of June 30, 2015 and December 31, 2014, respectively.
[2]	Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.
[3]	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
[4]	Represents notes payable on real estate (none of which is recourse to the Company).